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                                                                    Exhibit 99.1
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AT THE COMPANY                         AT THE FINANCIAL RELATIONS BOARD
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Edward H. Linde                        Judith Sylk-Siegel - Media (212) 661-8030
President & Chief Executive Officer
(617) 236-3300

FOR IMMEDIATE RELEASE:
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September 14, 2001

                          BOSTON PROPERTIES ANNOUNCES
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                            STOCK REPURCHASE PROGRAM
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BOSTON, September 14, 2001 - Boston Properties, Inc. (NYSE: BXP), announced today that its Board of Directors has authorized a common stock repurchase program pursuant to which the Company would be authorized to purchase up to $100 million of its common stock at current market prices. The Company plans to repurchase shares from time to time in open market transactions at prevailing prices or in privately negotiated transactions, depending on market prices and other conditions. The authority granted by the Board may, in the discretion of the Company's senior management, be exercised from time to time and in such amounts as market conditions warrant.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office, industrial and hotel properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in four core markets - Boston, Midtown Manhattan, Washington, DC and San Francisco.

To receive Boston Properties' latest news and corporate developments via fax at no cost, please call 1-800-PRO-INFO; use company code BXP. Visit the Company's web site at http://www.bostonproperties.com. Also see http://www.frbnic.com.
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This press release contains forward-looking statements within the meaning of the
Federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties' control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants' financial condition, the uncertainties of real estate development and acquisition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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